EXHIBIT 10.2

AMENDMENT NUMBER TWO

TO

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN

(Amended and Restated as of January 1, 2008)

This Amendment No. Two to the Deferred Bonus Plan (the “Plan”) was approved by the Board of Directors of the Company at a meeting duly called and held on November 2, 2011.

The reference in the first sentence of Section 2 of the Plan to “3% and above bonus group” is removed.

IN WITNESS WHEREOF, the Company has authorized its duly authorized officer to execute this Amendment Number Two as of November 2, 2011.

HOME PROPERTIES, INC.

By:	/s/ Ann M. McCormick
Ann M. McCormick
Executive Vice President and Secretary

AMENDMENT NUMBER ONE

TO

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN

(Amended and Restated as of January 1, 2008)

This Amendment No. One to the Deferred Bonus Plan (the “Plan”) was approved by the shareholders of the Company at a meeting duly called and held on May 1, 2008.

The first sentence of paragraph (h) of Section 5 of the Plan shall and hereby is amended to increase the number of shares available for payments under the Plan from 100,000 to 150,000.

IN WITNESS WHEREOF, the Company has authorized its duly authorized officer to execute this Amendment Number One as of the first day of May, 2008.

HOME PROPERTIES, INC.

By:	/s/ Ann M. McCormick
Ann M. McCormick
Executive Vice President and Secretary

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN

(Amended and Restated as of January 1, 2008)

1.	Purpose

Home Properties, Inc. (the “Company”) has adopted this Home Properties, Inc. Deferred Bonus Plan (the “Plan”) to assist its key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company’s operating results. The Plan permits eligible employees to defer the receipt of annual cash bonuses which they may be entitled to receive from the Company and the Company to contribute matching contributions on their behalf.

2.	Eligibility

An employee of the Company is eligible to participate in this Plan if he or she is in the 3% and above bonus group, is designated by the Committee established pursuant to section 9 as eligible to participate, is a “highly compensated employee” as this term is defined in Section 414(q) of the Internal Revenue Code, and is a member of a “select group of management or highly compensated employees” as this term is defined in Title I of ERISA.

3.	Contributions

(a)	Participant Contributions.

(1)	Amount of Deferral. A participant may elect to defer receipt of any whole percent (100 percent maximum) of his or her annual cash bonus otherwise payable to the participant by the Company during a calendar year.

(2)	Time for Electing Deferral. Deferral elections shall be made before the beginning of the calendar year during which the participant will perform the services to which the annual bonus relates. For example, if a participant wished to defer to a portion of his or her 2009 annual bonus, the participant’s written deferral election must be made on or before December 31, 2008 (before the first day of the calendar year in which the bonus performance period begins), even though the 2009 annual bonus may be actually paid in 2010. Any election to defer shall be made in accordance with subsection 3 below.

Notwithstanding the foregoing, a newly-eligible participant may make an initial deferral election within 30 days of the time the participant first becomes eligible to participate in this Plan, provided that deferrals with respect to this election may be made only with respect to a prorated portion of the participant’s annual bonus for the performance period currently in effect (i.e., the annual bonus amount multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period). This initial eligibility rule shall not apply if the participant is, or ever has been, eligible to participate in another deferred compensation plan sponsored by the Company that is an “account balance plan” under the plan aggregation rules of Code Section 409A.

(3)	Manner of Electing Deferral. A participant shall elect a deferral by giving written notice to the Committee in a form prescribed by the Committee. The notice shall include (1) the bonus period with respect to which the deferral relates; (2) the amount to be deferred; (3) the length of the deferral period; and (4) for deferrals relating to services performed in 2008 or thereafter, the form of payment as either a lump sum payment or annual installment payments over a specified period not to exceed 10 years. A participant may designate a deferral period of three, five or ten years in which case payment will commence on the Company’s first quarterly dividend payment date following the applicable anniversary date measured from the date the amounts are deferred.

If a participant elects annual installment payments, the installment payments shall be substantially equal in amount, provided that any hypothetical dividends credited to the Participant Account (as described in Section 4(a) below) during the installment payment period shall be paid with the final installment payment. Each such payment shall be paid on the Company’s first quarterly dividend payment date in each designated year.

For example, a participant may elect in December 2008 to defer for three years a bonus payable in 2010 with respect to 2009 services. If the bonus is otherwise payable in cash in January 2010, it will be deferred and payment will commence on the Company’s first quarterly dividend payment date following the anniversary date that falls in January 2013.

For deferrals made prior to 2008, notwithstanding the foregoing, in the event the participant terminates employment, vested benefits payments shall be paid on the Company’s first quarterly dividend payment date following termination notwithstanding any later date specified in the participant’s election form. For deferrals relating to services performed in 2008 or thereafter, a Participant may elect to receive payment of deferred amounts on (i) a specified payment date, (ii) termination of employment, or (iii) the earlier of a specified payment date or termination of employment. For purposes of the Plan, termination of employment shall mean the separation of service with the Company (within the meaning of Section 409A), voluntarily or involuntarily, for any reason other than an authorized leave of absence.

If a participant dies before receiving all vested benefits in his or her Participant Account, the remaining balance shall be paid to the participant’s estate in a lump sum as soon as administratively practicable following the participant’s death, and in no event later than March 15th of the calendar year following the calendar year in which the death occurred, notwithstanding any later date(s) specified in the participant’s election form(s).

(b)	Company Matching Contributions. The Company shall contribute 10 percent of the amount each participant defers. The Company’s contribution shall be made as of the same date as the participant’s deferral to which it relates and shall be deferred to the same payment date as the related participant deferral.

4.	Participant Accounts

For each participant there shall be established a Participant Account. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to make actual contributions to fund this plan or to acquire or set aside any particular assets for the discharge of its obligations, nor is any participant to have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

(a)	Valuation of Accounts. A Participant’s Account shall be valued as of each day there occurs a transaction affecting the Account. Each deferral or Company contribution shall be reflected by crediting the Participant Account with the number of shares of Company Common Stock that could be purchased at the Common Stock’s then fair market value with the amounts deferred by the participant, or contributed by the Company on behalf of a participant. With respect to the hypothetical dividends payable on the Company Common Stock previously credited to a Participant Account, each such Participant Account shall be credited with the number of shares of Company Common Stock that could be purchased with the hypothetical dividends on the same date at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company’s Dividend Reinvestment and Direct Stock purchase Plan. Distributions from, or forfeiture of, the Participant Account shall be recorded as of the day of such distributions or forfeitures. The Account shall also be adjusted as of the date of any transaction requiring additions to or distributions from the Account to reflect any gains (or losses) in the fair market value of Company Common Stock held in the Account. Two subaccounts shall be established within the Account to track separately participant and Company contributions and the earnings and distributions on each. The Common Stock’s fair market value shall be the composite closing price for a share of the Company’s Common Stock as listed on the New York Stock Exchange on the date before the transaction occurs.

(b)

Vesting. All amounts credited to participant contribution subaccounts shall be fully vested at all times. Except for the possible claims of the Company’s general creditors, they shall not be subject to forfeiture on account of any action by a participant or by the Company, including termination of employment. Amounts credited to a participant’s Company contribution subaccount shall become fully vested on the third anniversary of the date first credited to the subaccount if the participant has been in continuous employment with the Company through the third anniversary of the contribution date, or if the participant terminates employment on account of disability, death, retirement on or after age 60, or upon a change in control as hereinafter provided. For this purpose, “disability” shall mean the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Amounts payable under this Plan shall be paid only to the participant provided that in the event of his or her death payments shall be made to his or her estate.

If a participant’s Company subaccount becomes forfeitable, he or she shall forfeit both Company contributions and the earnings thereon.

5.	Payment of Deferred Amounts

No withdrawal may be made from a Participant Account except as provided in this section 5.

(a)	Commencement of Benefits. Payments of vested amounts from an Account shall normally be made in a lump sum or annual installment payments in accordance with the participant’s deferral election and section 3 of the Plan, commencing on the Company’s first quarterly dividend payment date following an elected anniversary date or the participant’s termination of employment.

(b)	Specified Employees. Notwithstanding any other provision of the Plan to the contrary or a Participant’s election of a payment date, a distribution from a Participant Account of a Specified Employee that is triggered by a separation from service may not be made before the date which is six months after the separation from service date. For purposes of the Plan, the term “Specified Employee” shall have the meaning defined in Section 409A, as determined under rules established by the Committee.

(c)

Hardship Withdrawals. Except for earlier payments expressly authorized by this Plan and Code Section 409A, no benefit may be paid earlier than the date specified in a deferral election. Notwithstanding the payment terms set forth in a participant’s deferral election, however, the Committee may, in its sole discretion, authorize an in-service withdrawal on account of a participant’s Unforeseeable Financial Emergency. A distribution based upon Unforeseeable Financial Emergency shall not exceed the lesser of the participant’s account balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). A distribution based upon Unforeseeable Financial Emergency shall be permitted only to the extent permitted under Section 409A.

For purposes of the Plan, the term “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the participant that would result in severe financial hardship to the participant resulting from (i) an illness or accident of the participant, the participant’s spouse or a dependent of the participant, (ii) a loss of the participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, all as determined in the sole discretion of the Committee.

(d)	Subsequent Deferral Election. No subsequent deferral election shall be permitted to extend the payment of benefits beyond the payment date set forth in the relevant deferral election, except for a subsequent deferral election that satisfies all of the following conditions:

•	the subsequent election must be made 12 months or more prior to the previously-selected payment date; and

•	the new payment commencement date must be at least five years later than the previously-selected payment date; and

•	the subsequent election may not be effective until at least 12 months after the date on which it is made.

  Only one such subsequent deferral election may be made after the initial deferral election.

(e)	Code Section 162(m). If any scheduled payment from this Plan during a taxable year of the Company would, in combination with other compensatory payments to the participant during such year, result in the participant’s compensation exceeding the $1 million cap under Code Section 162(m), the Company shall defer benefit payments to the first subsequent year when the participant’s compensation will not exceed the $1 million cap. Such payments shall be made in a manner as consistent as possible with the participant’s original deferral election.

(f)	Form of Payment. Payments for any reason other than a change in control shall be made only in stock provided that any fractional shares from a Participant Account shall be paid in cash.

(g)	Change in Control. In the event of a change in control, all account balances shall become fully and immediately vested and shall be paid, in cash or stock as the Committee in its sole discretion may determine, within five days of the change in control. For this purpose, the term “change in control” means a change that is a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRS regulations under Code Section 409A, provided that such change also satisfies one of the following:

i.	a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended;

ii.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

iii.	during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(h)	Authorized Shares. An aggregate of 100,000 shares of Company Common Stock (subject to substitution or adjustment as provided below) shall be available for stock payments under this Plan. Such shares may be authorized and unissued shares or may be treasury shares. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter are available for stock payments under the Plan shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

6.	Participant’s Rights Unsecured

The right of any participant or, if applicable, the participant’s estate, to receive benefits under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. Any amounts held in a Participant Account, including amounts that may be set aside by the Company for the purpose of meeting its obligations under this Plan, are a part of the Company’s general assets and shall be reachable by the general creditors of the Company.

7.	Statement of Account

Statements will be sent to participants no less frequently than annually setting forth the value of their Participant Accounts.

8.	Transferability

The rights of a participant under this Plan shall not be transferable other than by will or by the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant or by his guardian or legal representative.

9.	Plan Administrator

The administrator of this Plan shall be a committee of the Board of Directors of the Company as from time to time designated by the Board. The Committee’s members shall not be employees of the Company. The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan. The Committee may delegate some or all of its functions to another person as it may deem appropriate.

10.	Taxes

Amounts contributed to this Plan are subject to FICA and Medicare taxes at the time they become vested. Contributed amounts are not subject to income taxes until they are paid or otherwise made available. The Company may make arrangements with participants to ensure that any withholding requirements are satisfied, including withholding the number of shares needed to satisfy the requirements, withholding on other cash payments from the Company to the participant or receiving from the participant sufficient cash that can be used by the Company to satisfy its withholding requirements.

11.	Amendment

This Plan may at any time or from time to time be amended, modified or terminated by the Company’s Board of Directors, provided that any such amendment, modification or termination shall comply with the requirements of Code Section 409A . No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s accruals in his or her Participant Account.

12.	Section 409A

This Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Section 409A and may take advantage of such transition rules under Section 409A as it deems necessary or appropriate.

13.	Governing Law

This Plan and any participant elections hereunder shall be interpreted and enforced in accordance with the laws of the State of New York.

14.	Effective Date

The original effective date of this Plan is January 1, 1998. The effective date of this restatement is January 1, 2008.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan document on its behalf this 14th day of December, 2007.

HOME PROPERTIES, INC.

By:	/s/ Ann M. McCormick

Its:	Executive Vice President and Secretary

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN

Election Form

In accordance with the provisions of the Plan, I hereby elect to defer the annual cash bonuses relating to my services to the Company performed in 2009 as follows:

1.	Amount of Bonus Deferral (fill in percentage):

                     percentage of bonus (maximum of 100%).

2.	Deferral Period (subject to Plan’s payment terms) (check one):

☐	three years

(even if termination earlier)

☐	five years

(even if termination earlier)

☐	ten years

(even if termination earlier)

☐	termination of employment

(regardless of date)

☐	the earlier of (i) termination of employment; or (ii) ☐ three years, ☐ five years or ☐ ten years.

(deferral will end on termination if prior to period selected)

3.	Form of Payment (subject to Plan’s payment terms) (check one):

☐	lump sum payment

☐	annual installment payments over a period of years (the specified number of years must be at least two years but not more than ten years)

4.	Election Not to Participate:

☐	I am electing not to defer any of my bonus relating to my services to the Company performed in 2009.

Notwithstanding this election, in the event of my death before I have received all of the deferred payments, the remaining payments shall be paid to my estate in a lump sum payment in accordance with the Plan.

This election is subject to all of the terms of the Home Properties, Inc. Deferred Bonus Plan on file with the records of the Company. I understand that this deferral election is irrevocable.

Dated: December , 2008
Signature of Employee

Accepted on the day of ,
2008 on behalf of Home Properties, Inc.

By

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN

Subsequent Deferral Election Form

Applicability: In general, the time of benefit payments that you made in your original deferral election can neither be accelerated nor extended. However, a limited exception exists to make a subsequent election to defer the previously-elected payment date under the following conditions:

•	The subsequent election must be made 12 months or more prior to the previously-elected payment date; and

•	The new payment commencement date must be at least five years later than the previously-elected payment date; and

•	The subsequent election may not be effective until at least 12 months after the date on which it is made.

Subsequent Election: I hereby certify that I am eligible to make this one-time election to defer the payment date I originally selected on my deferral election form dated                      and elect to change that prior election to the following:

1.	Form of Payment (subject to Plan’s payment terms) (check one):

☐	lump sum payment

☐	annual installment payments over a period of years (the specified number of years must be at least two years but not more than ten years)

2.	Additional Deferral Period (subject to Plan’s payment terms) (check one):

☐	additional five years

☐	additional ten years

☐	termination of employment (if, however, the date of termination occurs sooner than five years from the original time of payment election, then the actual time of payment will occur five years from the original payment election date)

Notwithstanding this election, in the event of my death before I have received all of the deferred payments, the remaining payments shall be paid to my estate in a lump sum payment in accordance with the Plan. Subject to that one exception, I understand that the legal requirement of extending the payment date by at least five years after the prior payment date supersedes any plan provision or election that otherwise might have permitted payment before the expiration of the five year extension period. I have received and read a copy of the Plan and understand that my participation and elections are subject to the terms and provisions of the Plan. I understand that this deferral election is irrevocable.

Dated:
Signature of Employee

Accepted on the day of ,
on behalf of Home Properties, Inc.

By

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN

Transitional Election Form

Note: This form may be used only until December 31, 2008. Pursuant to IRS regulations, this is a one-time election that can only be made on or before this date.

Applicability: You may change the time and/or form of payment of the deferrals you made under the Plan prior to 2008, subject to certain limitations:

•	You cannot defer to a later year benefits you were originally scheduled to receive in the current year (i.e., the calendar year in which you make this election); and

•	You cannot accelerate to the current year benefits you were originally scheduled to receive in a later year.

New Election: I hereby revoke my prior election(s) with respect to the time and form of payment of all of the amounts deferred under the Plan prior to 2008 and make the following new elections with respect to the form and time of payment as follows:

1.	Benefit Commencement Date (subject to Plan’s payment terms) (check one):

☐	year of payment (to be paid on the first quarterly dividend date of such year)

☐	termination of employment

☐	the earlier of (i) termination of employment; or (ii) year of payment .

2.	Form of Payment (subject to Plan’s payment terms) (check one):

☐	lump sum payment

☐	annual installment payments over a period of years (the specified number of years must be at least two years but not more than ten years)

Notwithstanding this election, in the event of my death before I have received all of the deferred payments, the remaining payments shall be paid to my estate in a lump sum payment in accordance with the Plan.

This election is subject to all of the terms of the Home Properties, Inc. Deferred Bonus Plan on file with the records of the Company.

Dated: December ,2008
Signature of Employee

Accepted on the day of December, 2008 on behalf of Home Properties, Inc.

By

Federal Tax Aspects

The Plan is a non-qualified deferred compensation plan under the provisions of the Internal Revenue Code. At the time a Company contribution or a participant’s deferral of compensation is made, it is intended that the participants will not recognize income, for Federal income tax purposes. In addition, assumed dividends will not be treated as income at the time they are credited to the participant accounts.

Participants will recognize ordinary income at the time the Company contributions and participant deferrals, together with the earnings credited to these amounts, are actually paid out or made available to the participants. The amount of such ordinary income will equal the amount of cash received plus the fair market value of any shares paid or made available.

The ultimate sale or exchange of any shares of common stock received under the Plan will result in either long-term or short term capital gain, or loss depending on the holding period. A participant’s basis in the shares will be the amount of income he recognizes at the time the shares were actually paid or made available to the participant.

The Company is not entitled to deduct the amount of contributions or deferrals into the Plan or the assumed dividends credited to an account. Instead, the Company is entitled to take a deduction at the time a participant recognizes income. The amount of the deduction is the amount of income that a participant must recognize.

For Social Security tax (F.I.C.A.) purposes, the Company contributions and participant deferrals under the Plan are taxable as “wages” at the time the amounts vest. This will result in Social Security taxes to a participant and to the Company only where a participant is otherwise below the Social Security Wage Base at the time the contributions or deferrals are made. Since there is no wage base for Medicare taxes, all deferrals and Company contributions will be subject to Medicare tax at the time contributions vest.

The Plan is not a tax-qualified plan under Section 401(a) of the Internal Revenue Code and is not subject to ERISA. The Company has not received any ruling from the Internal Revenue Service concerning the tax consequences of the Plan.